Perfect Data Corporation / www.sonamobile.com

FOR IMMEDIATE RELEASE

Perfect Data Corporation Receives $5 Million in Equity Funding

Proceeds will be used to Fund Growth

New York, NY, June 21, 2005 — Perfect Data Corporation (OTC Bulletin Board: PERF), which, through its wholly own subsidiary, Sona Mobile Inc., is a leading provider of secure mobile solutions for access to enterprise information and applications, announced today it has closed a $5 million private placement. The investors, which include a small number of qualified institutional buyers and accredited investors, purchased 3,848.7 shares of the company’s Series B Convertible Preferred Stock, convertible into 3,848,700 shares of the company’s common stock and 962,175 common stock purchase warrants, having an exercise price of $1.968 per share. These securities represent approximately a 12% ownership interest in PerfectData on a fully-diluted basis.

“We are pleased to have closed this round of institutional equity investment. The proceeds will fund our working capital requirements in sales and marketing, with particular focus on building our indirect sales channels with device manufacturers, content providers and wireless carriers,” said Shawn Kreloff, Chairman of PerfectData.

“The wireless market space is experiencing significant demand for Sona Mobile’s products”, said John Bush, President and Chief Executive Officer of PerfectData. “Sona has done a great job of identifying opportunities and driving our profile within our targeted verticals. We are focused on bringing those opportunities into revenue results during the balance of this year.”

Sona Mobile’s wireless applications transform enterprise employees’ handheld devices into easy to use, transmitting their most important programs to their mobile devices, whether its marketplace information, order forms or even live streaming TV. By giving mobile workforces the power to connect to existing enterprise systems, Sona Mobile helps companies reach a new level of efficiency.

Sona Mobile has three main areas of focus:

Finance:

Sona Mobile builds applications for mobile devices, including Blackberry, PalmOne, Treo, Windows

Perfect Data Corporation / www.sonamobile.com

Mobile and Java phones that allow financial service executives to monitor their portfolios, access vital programs running on their desktop computers, monitor live broadcast news, stream video and execute trades from remote locations, all at the same time.

Enterprise:

Sona Mobile’s wireless enterprise applications allow mobile workers to access all their critical applications from their handheld devices and interact with enterprise data systems from anywhere. By replicating corporate help desk software, capturing inspection data or transmitting any proprietary programs and information, Sona Mobile’s wireless enterprise applications make working outside the office simple and efficient.

Entertainment:

Son has developed MultiThreading technology, which makes it possible for users to access and view real-time live TV and on-demand video, news and music content on their handheld devices. Sona’s entertainment applications also give content providers a new platform to sell, market and distribute their broadcast content to customers in a mobile format.

About Sona Mobile:

Sona Mobile Inc. is the market-leading provider of secure mobile solutions for access to enterprise information and applications. Sona believes that the key to its success is its ability to deliver a rich client experience without compromising performance or security. Founded in 2000, Sona has offices and subsidiaries in the United States, Canada and the United Kingdom. For more information, visit the company Web site at www.sonamobile.com, or contact John Bush 416-866-4100, john.bush@sonamobile.com

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

(Source: Secured Services)

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